Exhibit 10.16

January 21, 2026
Habib Dable
Via E-Mail
Dear Mr. Dable:
We are pleased to offer you a position with SpyGlass Pharma, Inc. (the “Company”) as a member of its Board of Directors (the “Board”), with your service to commence following your election to the Board, which is contingent upon the consummation of an initial public offering of the Company’s common stock (the “IPO”), subject to Board approval and any requisite stockholder approval, and to continue until the earlier of your resignation or removal.
Following the IPO and your appointment to the Board, you shall receive an initial IPO equity award and annual cash compensation for your service as a member of the Board and any committee thereof, in accordance with the Company’s outside director compensation policy that the Company plans to adopt upon consummation of an IPO (the “Director Compensation Policy”). The Director Compensation Policy will also contain provisions for annual equity awards, vesting provisions, and reimbursement of reasonable, customary, and properly substantiated travel expenses that you incur to attend Board meetings.
Your relationship with the Company will be that of an independent contractor, as you will not be an employee of the Company. You will not be eligible for any employee benefits, nor will the Company make deductions for taxes (except as otherwise required by applicable law or regulation) from any compensation you may receive under the Director Compensation Policy. Any taxes imposed on you due to your service as a non-employee member of the Board will be your sole responsibility.
While you are a member of the Board, the Company will provide insurance to you to the same extent as other non-employee members of the Board pursuant to its director and officer insurance policy. As with all our directors and executive officers, you and the Company will also enter into, and be afforded indemnity protections pursuant to the Company’s standard Indemnification Agreement enclosed with this letter.
Furthermore, you agree at all times during the term of your directorship and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board, any Confidential Information (as defined below) of the Company, except under a non-disclosure agreement duly authorized and executed by the Company. “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products, product candidates or services and markets therefore, customers, developments, inventions, processes, formulas, technology, designs, drawings, engineering, finances or other business information. You further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of yours or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.
In accepting this offer, you are representing to us that you do not know of any conflict that would restrict you from becoming a director of the Company. Nothing in this offer should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law. You agree that, during the term of your directorship with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your directorship, nor will you engage in any other activities that conflict with your obligations to the Company.
To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. This letter sets forth the terms of your directorship with the Company and supersedes any contemporaneous or prior representations or agreements, whether written or oral. This letter is governed by the laws of the state of California, without regard to its conflict of laws provisions. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you at SpyGlass Pharma, Inc.

Best Personal Regards,

SpyGlass Pharma, Inc.

/s/ Patrick Mooney
Patrick Mooney, CEO and member of the Board of Directors

ACCEPTED AND AGREED TO this
22nd day of January, 2026

/s/ Habib Dable
Habib Dable

Enclosure:	Indemnification Agreement